Exhibit 10.61

Terms of Performance Retention Award

Four Year Installment Vesting

Granted on February 14, 2008

The Assured Guaranty Ltd. (the “Company”) Performance Retention Award amounts described in the enclosed letter (the “Award Letter”) dated February 14, 2008 (the “Grant Date”) will be payable in accordance with the following Terms of Performance Retention Award (the “Award Terms”).  Under the following Award Terms, the Principal Amount is divided into three installments, and a different Performance Period is established with respect to each Installment, under paragraph 1 below.  The Performance Retention Award (sometimes referred to as the “Award” or “Award Payment”) will be a cash distribution payable with respect to the Installment for each Performance Period, with the amount determined under paragraph 2 below, subject to the vesting restrictions under paragraph 3 below.  Payment of the Award will be due on the Payment Date determined under paragraph 4 below (subject to paragraph 2(b)).  Paragraph 6 provides certain definitions that apply to these Award Terms.

1.  Performance Period and Installments.  The Principal Amount is divided into three Installments.  The Performance Period for each Installment, and the Principal Portion of each such Installment, is set forth in the following schedule:

Installment Number:	First Day of Performance Period:	Last Day of Performance Period:	Portion of Principal Amount Attributable to Installment:
1	January 1, 2008	December 31, 2009	25%

2	January 1, 2008	December 31, 2010	25%

3	January 1, 2008	December 31, 2011	50%

Notwithstanding the foregoing, if the Participant’s Date of Termination occurs by reason of the Participant’s death or if the Participant becomes Permanently Disabled prior to the end of the Performance Period determined in accordance with the foregoing schedule with respect to any Installment, the last day of the Performance Period for such Installment will instead be the last day of the calendar quarter coincident with or immediately preceding the date of death or Permanent Disability, as applicable (or, if the death or Permanent Disability occurs during the first calendar quarter of the Performance Period, the last day of that calendar quarter).

2.  Amount of Payment.  The Award Payments will be subject to paragraph 3 and to the following:

(a)                                  The Award Payment for each Installment will equal the sum of the amounts described in paragraph (i) below and paragraph (ii) below:

(i)  The product of (A) 50% of the Portion of the Principal Amount attributable to that Installment, multiplied by (B) a fraction, converted to an equivalent percentage, the numerator of which is the Company’s per-share Modified Adjusted Book Value as of the last day of the applicable Performance Period and the denominator of which is the Company’s per-share Modified Adjusted Book Value as of the first day of the applicable Performance Period.

(ii)  The product of (A) 50% of the Portion of the Principal Amount attributable to that Installment, multiplied by (B) a percentage equal to 100% plus (or minus if negative) of the Company’s Operating Return on Equity for the Performance Period attributable to that Installment.

(b)                                 U.S. Internal Revenue Code section 162(m) limits the Company’s tax deduction for compensation paid to officers (not more than five) listed in the Company’s proxy statement.  If the Participant’s compensation would be subject to this limit, the Participant’s Award Payment will be subject to the requirements of the performance-based compensation exception to the limit.  Accordingly, if the Participant’s Award would be subject to the limit for any taxable year of the Company (determined as if the following limit did apply, and also as if it did not apply), then, for such Award, the amount determined under both paragraph (a)(i) above and paragraph (a)(ii) above will be zero if both of the following are true:

(i)  the percentage described in paragraph (a)(i) for the Performance Period to which the Award is attributable is less than 100%; and

(ii)  the percentage described in paragraph (a)(ii) above for the Performance Period to which the Award is attributable is less than the sum of: (A) 100% plus (B) the product of 3% multiplied by the number of years and fractional years in the applicable Performance Period.

Notwithstanding the foregoing provisions of this paragraph 2, if by reason of the foregoing provisions of this paragraph (b), the Participant receives no payment with respect to the Installment for either the Performance Period ending December 31, 2009 or December 31, 2010 (each, a “Prior Performance Period”), and in a subsequent Performance Period under this Agreement (the “Subsequent Performance Period”), either or both of paragraph (b)(i) and (b)(ii) above are satisfied, and either the Participant’s Date of Termination has not occurred during the Subsequent Performance Period, or the Date of Termination has occurred by reason of death, Disability, or Retirement, then, as soon as practicable after the end of the Subsequent Performance Period (and notwithstanding the provisions of paragraph 4), the Participant will receive the payment (without interest) he would have received for the Prior Performance Period if this paragraph (b) above had not been applicable to him for the Prior Performance Period.

3.  Vesting and Forfeitures.  Vesting of the Award Payment is subject to the following:

(a)                                  If, in accordance with the following provisions of this paragraph 3, the Participant is vested in the Award Payment for any Performance Period, the Award Payment (if any) for that Performance Period will be due on the Payment Date as described in paragraph 4, subject to the terms of the Plan and these Award Terms.  If the Participant is not vested in the Award for a Performance Period, the Participant will forfeit that Award.

(b)                                 If, with respect to any Installment, the Participant’s Date of Termination does not occur before the last day of the Performance Period for that Installment, the Participant will be vested in the Award Payment.  If the Participant’s Date of Termination occurs before the last day of the Performance Period for that Installment, the Participant’s will not be vested in the Award Payment for that Installment.

(c)                                  Notwithstanding the foregoing provisions of this paragraph 3, the Participant will become vested in the Award Payment attributable to an Installment on the Date of Termination that occurs before the last day of the applicable Performance Period if the Date of Termination occurs by reason of the Participant’s death or Disability, or by reason of the Participant’s Retirement with respect to that Performance Period; provided that, notwithstanding the foregoing provisions of this sentence, the Participant will become vested in the Award Payment with respect to a Performance Period upon becoming Permanently Disabled if the Permanent Disability occurs before the Date of Termination and before the last day of the Performance Period.

4.  Payment Date.

(a)                                  Except as otherwise provided in this paragraph 4, and subject to paragraph 2(b), the Participant’s Award Payment attributable to any Installment will be due on the last day of the Performance Period with respect to that Installment (the “Payment Date” with respect to that Installment).  If the Participant’s Date of Termination occurs by reason of the Participant’s death or if the Participant becomes Permanently Disabled prior to the end of the Performance Period with respect to an Installment, the Payment Date for such Installment will be the date of death or Permanent Disability, as applicable.

(b)                                 The Award will be paid to the Participant in a cash lump sum in US dollars.  Payment will be due on the Payment Date, and will be paid no later than the 15th day of the third month following the end of the Participant’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture (as determined in accordance with Treas. Reg. §1.409A-1(b)(4)).

(c)                                  Notwithstanding the foregoing, except in the case of the Performance Period ending by reason of the Participant’s death or Permanent Disability, no payment will be made unless, on or before the date of payment, the Committee has certified that the performance goals for the Performance Period and any other material provisions of the Award Terms have in fact been satisfied.

5.  Applicable Plans.  The Award Payments described in the Award Letter are granted under and pursuant to the terms of the Plan and Section 4 (relating to Cash Incentive Awards) of the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “LTIP”) and are intended to constitute performance-based compensation as that term is used in the LTIP and section 162(m) of the Code.  In no event may the amount payable under these Award Terms, when added to any other amounts payable under Section 4 of the LTIP to the Participant that are intended to constitute “performance-based compensation” as that term is used in the LTIP and section 162(m) of the Code, exceed the limit imposed by Section 5.2(e)(v) of the LTIP for the applicable performance period.  The terms of this Agreement shall be subject to the terms of the LTIP and the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the LTIP and the Plan.

6.  Definitions.  For purposes of these Award Terms, the definitions set forth in this paragraph 6 or elsewhere in these Award Terms shall apply.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan or LTIP is similarly used in these Award Terms.

(a)                                  Date of Termination.  A Participant’s “Date of Termination” means the first day on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant continues to be or becomes a Director; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.  If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Date of Termination.

(b)                                 Director.  The term “Director” means a member of the Board, who may or may not be an employee of the Company or a Subsidiary.

(c)                                  Disabled.  The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 180 days.  The Participant shall be considered to be Permanently Disabled if he would be treated as “disabled” in accordance with the provisions of Treas. Reg. §1.409A-3(i)(4).

(d)                                 Modified Adjusted Book Value.  The “Modified Adjusted Book Value” of the Company as of any date shall equal the book value of the Company, derived by determining shareholders’ equity, and by then adding the after-tax value of the financial guaranty and mortgage guaranty net unearned premium reserves less deferred acquisition costs, plus the present value of estimated net future installment premiums (as reported in the Company’s quarterly Financial Supplement), excluding the effects of Accumulated Other Comprehensive Income (AOCI) and the effects of unrealized gains and losses on derivative financial instruments (FAS 133).  In the event of a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee may further adjust the calculation of the Company’s Modified Adjusted Book Value as the Committee deems necessary or desirable in order to preserve the benefits or potential benefits of the Performance Retention Awards granted under the

Plan, provided that such adjustment may not adversely affect the treatment of the Award as performance-based compensation exempt from Code section 162(m).

(e)                                 Operating Return on Equity.  The “Operating Return on Equity” of the Company as of any date shall equal the Company’s operating income as a percentage of average shareholders’ equity, excluding accumulated other comprehensive income and after-tax unrealized gains (losses) on derivative financial instruments.  Operating income is defined as net income (loss) excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments.  In the event of a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee may further adjust the calculation of the Company’s Operating Return on Equity as the Committee deems necessary or desirable in order to preserve the benefits or potential benefits of the Performance Retention Awards granted under the Plan, provided that such adjustment may not adversely affect the treatment of the Award as performance-based compensation exempt from Code section 162(m).

(f)                                    Performance Period.  The “Performance Period” will be determined in accordance with paragraph 1.

(g)                                 Plan.  “Plan” means the Assured Guaranty Ltd. Performance Retention Plan.

(h)                                 Principal Amount.  The “Principal Amount” with respect to the Participant will be the Principal Amount as stated in the Award Letter.

(i)                                     Retirement.  “Retirement” of a Participant will be determined in accordance with the following:

(i)  Retirement shall mean the occurrence of a Participant’s Date of Termination with the consent of the Participant’s employer after the Participant has completed five years of service and attained age 55.

(ii)  For purposes of defining “Retirement,” years of service shall be determined in accordance with rules which may be established by the Committee, and shall take into account service with the Company and the Subsidiaries.  If, on or before the date of the initial public offering of stock of the Company, the Participant was employed by the Company or its Subsidiaries, years of service shall also include service with ACE Limited and its subsidiaries occurring prior to such the initial public offering.

(iii)  Notwithstanding that the Participant’s Date of Termination satisfies the requirements of paragraph (i) above, the Participant will not be considered to have retired (or have terminated by reason of Retirement) with respect to any Installment if the Committee determines that the Participant has provided significant commercial or business services to any one or more persons or entities on or before the last day of the Performance Period applicable to that Installment, regardless of whether such entity is owned or controlled by the Participant; provided that the Participant may devote reasonable time to the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that the Committee, in its discretion, determines that such activities are consistent with the Participant’s Retirement.

(iv)  At the request of the Committee, and as a condition of receiving the Award Payment with respect to a Performance Period, the Participant shall be required to provide a listing of the activities engaged in by the Participant following the Participant’s Date of Termination and prior to the end of the Performance Period and such other information that the Committee determines may be necessary from time to time to establish whether the Participant has acted in a manner that is consistent with the requirements of paragraph (iii).  Such listing and information shall be provided promptly by the Participant, but in no event more than 10 days after written request is delivered to the Participant.

(v)  At the request of the Participant, the Committee shall determine whether a proposed activity of the Participant will be consistent with the requirements of paragraph (iii).  Such request shall be accompanied by a description of the proposed activities, and the Participant shall provide such additional information as the Committee may determine is necessary to make the determination.  Such a determination shall be made promptly, but in no event more than 30 days after the written request, together with any additional information requested of the Participant, is delivered to the Committee.

(vi)  If, with respect to any Performance Period,  a Participant engages in one or more activities that the Committee determines to be inconsistent with Retirement, as set forth in paragraph (iii) above, the right to the Award Payment with respect to that Performance Period may be canceled by the Committee.

(vii)  If, after the Participant’s Date of Termination, an Award is otherwise payable in accordance with paragraph 2(b): (A) the determination of whether the Participant has Retired and is entitled to such payment shall be contingent on the Participant having satisfied the requirements of paragraph (iii) above through the last day of the Subsequent Performance Period in which the performance occurs which gives rise to the payment under paragraph 2(b); and (B) the requirement to provide information pursuant to paragraph (iv) above shall apply for periods through the last day of such Subsequent Performance Period.